Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XPO Logistics, Inc.:

We consent to the use of our report dated February 16, 2022, with respect to the consolidated financial statements of XPO Logistics, Inc., and the effectiveness of internal control over financial reporting, incorporated by reference herein.

/s/ KPMG LLP

Stamford, Connecticut

August 8, 2022